Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Office of Corporate Communications
1050 Caribbean Way, Miami, Florida 33132-2096
Investor Contact: Laura J. Hodges
305-982-2625
lhodges@rccl.com

Media Contact: Rob Zeiger
305-539-6012
rzeiger@rccl.com

For Immediate Release

Celebrity Cruises Orders Two New Iconic Ships

MIAMI – December 4, 2014 – Celebrity Cruises has taken a bold step in ship design with the signing of a letter of intent for a new class of vessels, Royal Caribbean Cruises Ltd. and French shipbuilder STX France announced today. The two 2,900-guest, 117,000-gross-registered-ton ships, developed under the project name EDGE will build upon the modern luxury experience of the brand’s Millennium and Solstice class vessels.

At 984 feet long, 123 feet wide and 190 feet high, Project EDGE will deliver small ship itineraries with large ship amenities, a perfect vacation experience in step with today’s premium vacationer.

“The addition of two project EDGE vessels to our fleet delivers on our long-term strategic plan of moderate capacity growth, and continues the positive momentum the Celebrity brand has achieved in the premium segment of our industry,” said Richard D. Fain, chairman and chief executive officer of Royal Caribbean Cruises Ltd.

"Our new class of ship will set the standard for premium world travel and deliver the next generation of modern luxury experiences that our guests know and love,” said Michael Bayley, president and chief executive officer of Celebrity Cruises. “STX France designs and builds some of the most innovative and stylish cruise ships in the world, and project EDGE offers them the opportunity to again set a new standard for modern iconic architecture. On this stunning new ship we will bring our guests even closer to the must-see destinations of the world, while indulging them onboard in the most luxurious accommodations, the finest culinary experiences, and the best hospitality delivered by our dedicated staff."

“We are excited to be collaborating with Celebrity on this dramatic step forward in premium cruise ship design,” said Laurent Castaing, managing director of STX France. “This class of ships will be designed to deliver the destination to vacationers who want to experience all the world has to offer.”

These vessels also represent a significant leap forward in environmentally friendly ship design, benefiting from new technologies to drive significant fuel efficiency and an ongoing process to ensure the extensive use of sustainable materials.

The company expects delivery of the first ship in Fall 2018, with the second vessel delivered in the early part of 2020. The order is contingent upon the completion of customary conditions, including financing.

Based upon current ship orders, projected capital expenditures for full year 2014, 2015, 2016, 2017 and 2018 are $1.4 billion, $1.5 billion, $2.3 billion, $0.4 billion and $2.2 billion, respectively.

Capacity increases for 2014, 2015, 2016, 2017 and 2018 are expected to be 2.4%, 5.5%, 6.7%, 3.8% and 4.3%, respectively.  These figures do not include potential ship sales or additions that the company may elect to make in the future.

Celebrity Cruises is owned by Royal Caribbean Cruises Ltd. (NYSE/OSE: RCL), a global cruise vacation company that also owns Royal Caribbean International, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 42 ships with an additional seven under construction contracts, and two on firm order.  They operate diverse itineraries around the world that call on approximately 490 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.pullmantur.es, www.cdfcroisieresdefrance.com, www.tuicruises.com, or www.rclinvestor.com.

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